Exhibit 5.1

March 16, 2018

Sunburst Acquisitions V, Inc.
Room 2305A, 23/F,
World-Wide House, 19 Des Voeux Road,
Central, Hong Kong

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Sunburst Acquisitions V, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing of its registration statement on Form S-1, as amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offering by the Company to the public of an aggregate of 10,000,000 shares of the Company's (the "IPO Shares") of the Company's common stock, no par value (the "Common Stock"). The Registration Statement also relates to the public offering by certain selling stockholders of the Company of relating to the resale, pursuant to Rule 415 of the Securities Act, of up to 1,000,000 shares held by the selling stockholders (the "Selling Stockholder Shares," and together with the IPO shares, the "Shares") in accordance with the terms set forth in in the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.            IPO Shares. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the shares of Common Stock included will be validly issued, fully paid and non-assessable.

2.            Selling Stockholder Shares.  The 1,000,000 Selling Stockholder Shares currently issued and outstanding are validly issued, fully paid and non-assessable.

Our opinion herein is limited in all respects to the Colorado Business Corporation Act, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Hunter Taubman Fishcer & Li LLC